Exhibit 99.1

CannaVEST Corp. Reports Third Quarter 2014 Financial Results

Las Vegas, Nevada, November 14, 2014 - CannaVEST Corp. (“CannaVest” or the “Company”) is reporting financial results for the quarter ended September 30, 2014.

During the third quarter we terminated our Non-Exclusive License and Distribution Agreement (the “HempMeds Agreement”) with HempMeds PX, LLC (“HempMeds”). The HempMeds Agreement granted HempMeds a non-exclusive, worldwide license and right to promote, market, sell, distribute and service the Company’s products and an exclusive right to online sales. The HempMeds Agreement termination resulted in a significant revenue loss for the Company but provided an opportunity for CannaVest to better control its sales channels, brand awareness and future profitability without having to rely on a single customer relationship. The termination also allowed CannaVest to pursue revenue from online sales.

“Our worldwide commitment to expanding the science, awareness and benefit of our PlusCBD™ brand of cannabidiol oil and products is gaining traction,” said Mr. Mona. “The termination of the HempMeds Agreement required that we immediately expand our sales and marketing capability to better control the growth trajectory of CannaVest. We have expanded our sales force, commenced e-commerce operations and have made strategic marketing investments. Since the termination we have made great progress. In less than one month we have transitioned from a single customer to literally hundreds of customers.” Mr. Mona continued, ”[o]ur goal is to make our product portfolio available to the mainstream consumer market and we continue to make good progress in that direction.”

Third Quarter 2014 Operating Results

The Company’s net loss for the third quarter of 2014 was $482,129, or $0.01 per share (basic and diluted), compared to a net loss of $810,761, or $0.08 per share (basic and diluted) for the same period in 2013.

Selling, general and administrative expenses for the third quarter of 2014 were $1,350,639 compared to $653,872 for the same period in 2013. The increase was related to increased personnel in all functional areas, further investment in technology infrastructure and increased legal and marketing expense.

Research and development costs for the third quarter of 2014 were $262,065 compared to $137,496 for the same period in 2013. This includes the cost of process development, rental of laboratory space, personnel costs, laboratory supplies and product development and testing.

Balance Sheet Highlights

As of September 30, 2014, the Company had cash of approximately $4.7 million. Stockholders equity amounted to approximately $21.9 as of September 30, 2014.

For further discussion of the Company’s financial results for the period ended September 30, 2014, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.cannavest.com or EDGAR at www.sec.gov/edgar/searchedgar/webusers.htm in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on November 11, 2014.

About CannaVEST Corp.

CannaVEST Corp. (OTCBB:CANV), based in Las Vegas, Nevada, focuses on the procurement and wholesale of the hemp plant extract cannabidiol (CBD), and the development, marketing and sale of end consumer products containing CBD, which is refined into its own PlusCBD Oil™ brand. CannaVEST resells raw industrial hemp product to third parties, acquired through supply relationships in Europe. Additional information is available from OTCMarkets.com or by visiting www.cannavest.com.

CannaVEST Corp.’s subsidiaries include CannaVest Laboratories, LLC (www.CannaVestLabs.com), which facilitates cutting edge research and develops nutraceutical and food products, containing cannabidiol (CBD) oil, and is the developer and manufacturer of CannaVEST’s own award winning CBD Simple™, and US Hemp Oil, LLC (www.USHempOil.com), which provides seed procurement, cultivation, processing, and production consultation, and equipment to support U.S. farmers, researchers and businesses to cultivate and process industrial hemp in the US. US Hemp Oil plans to build seed-processing mills and bring hemp-based products to market.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.